Exhibit 10.21

Execution Version

Joinder Agreement

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of November 22, 2022, and is entered into by and between Tempo Automation Holdings, Inc., a Delaware corporation (“Parent”), and Ocean II PLO LLC (as “Agent”).

RECITALS

A. Parent’s wholly owned subsidiary, Tempo Automation, Inc., a Delaware corporation (“Company”), desires to enter into that certain First Amended and Restated Loan and Security Agreement, dated November 22, 2022, with Structural Capital Investments III, LP (“SCI”), Series Structural DCO II series of Structural Capital DCO, LLC (“DCO”), CEOF Holdings LP (“CEOF”), SQN Tempo Automation, LLC (“SQNTA”), SQN Venture Income Fund II, LP (“SQNVIFII” and together with SCI, DCO, CEOF and SQNTA, “Lenders” and each a “Lender”) and the Agent (as such agreement has been and may in the future be amended, the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Parent acknowledges and agrees that it benefits both directly and indirectly from Company’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Parent and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Parent shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided, however, that (a) neither Agent nor Lender shall have any duties, responsibilities or obligations to Parent arising under or related to the Loan Agreement or the other Loan Documents, (b) as long as Company satisfies the requirements of Sections 6.3 through 6.5 of the Loan Agreement, Parent shall not have to provide Agent separate Financial Statements, Compliance Certificates, or notices of default, and (c) if Parent is covered by Company’s insurance, Parent shall not be required to maintain separate insurance or comply with the provisions of Section 6.8 of the Loan Agreement.

3.	To the extent that Agent or any Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other Loan Documents, those duties, responsibilities or obligations shall flow only to Company and not to Parent or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Company in accordance with the Loan Agreement or as otherwise agreed among Company, Agent and Lender shall be deemed provided to Parent; (ii) a Lender’s providing an Advance to Company shall be deemed an Advance to Parent; and (iii) Parent shall have no right to request an Advance or make any other demand on Lender.

4.	Parent agrees that it will not agree to change, amend, modify, or in any way supplement the Company’s certificate of incorporation without Agent’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed, and that any change, amendment, modification, or supplement to such certificate of incorporation made Agent’s prior written consent will be deemed to be an Event of Default under Section 7.3 of the Loan Agreement.

5.	Parent acknowledges that it benefits, both directly and indirectly, from the Loan Agreement and hereby waives, for itself and on behalf on any and all successors in interest (including, without limitation, any assignee for the benefit of creditors, receiver, bankruptcy trustee, or itself as debtor-in-possession under any bankruptcy proceeding), to the fullest extent provided by law, any and all claims, rights, or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

Joinder – Tempo Automation Holdings, Inc.

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6.	As security for the prompt, complete, and indefeasible payment when due (whether on the payment dates or otherwise) of all the Obligations, Parent grants to Agent a security interest in all of Parent’s right, title, and interest in and to the following assets (the “Collateral”):

(a)	all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and Intellectual Property), goods (including fixtures), instruments (including promissory notes), Inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Parent’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)	all real property interests (including leaseholds, mineral rights, timber, etc.); and

(c)	any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

Notwithstanding the foregoing, in no event shall the Collateral include: (a) any lease, license, contract, property rights or agreement to which Parent is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Parent therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided that the Collateral shall include and such security interest shall attach immediately (x) at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above, and (y) to any all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing such lease, license, contract, property right or agreement; or (b) any intent-to use Trademark applications prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with regard thereto, to the extent and solely during the period, in which the grant of a security interest therein may impair the validity or enforceability of any Trademark that may issue from such intent to use Trademark application under applicable law.

7.	Section 13 of the Loan Agreement is incorporated herein by reference, mutatis mutandis.

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Joinder – Tempo Automation Holdings, Inc.

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In Witness Whereof, the parties hereto have caused this Joinder Agreement to be executed as of the date first above written.

PARENT:

Tempo Automation Holdings, Inc.
a Delaware corporation

By:	/s/ Joy Weiss
Name:	Joy Weiss
Title:	Chief Executive Officer

AGENT:

Ocean II PLO LLC
a California limited liability company

By: Structural Capital Management Company II, LP,
a Delaware limited partnership
Its Manager

By: Structural Capital GP, LLC,
a Delaware limited liability company
Its General Partner

By:	/s/ Lawrence Gross
Name:	Lawrence Gross
Title:	Managing Member

Joinder – Tempo Automation Holdings, Inc.

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